                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration No. 333-00888 of Nortech Systems Incorporated on Form S-3 of our report dated February 16, 1996, relating to the financial statements of Nortech Systems Incorporated and Subsidiary as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 appearing in the Prospectus, which is part of this Registration Statement, and our report dated February 16, 1996 relating to the financial statement schedule appearing in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



                                       Larson, Allen, Weishair & Co., LLP

                                       LARSON, ALLEN, WEISHAIR & CO., LLP



St. Cloud, Minnesota
July 8, 1996